UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 SCHEDULE 13G
Under the Securities Exchange Act of 1934

AASTROM BIOSCIENCES, INC

(Name of Issuer)

COMMON STOCK, NO PAR VALUE PER SHARE

(Title of Class of Securities)

00253U305

(CUSIP Number)

August 16, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00253U305	13G	Page 2 of 8 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
EASTERN CAPITAL LIMITED

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
15,749,769
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 15,749,769
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,749,769
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
19.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 00253U305	13G	Page 3 of 8 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PORTFOLIO SERVICES LTD.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
15,749,769
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 15,749,769
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,749,769
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
19.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 00253U305	13G	Page 4 of 8 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
KENNETH B. DART

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-
	6	SHARED VOTING POWER
15,749,769
	7	SOLE DISPOSITIVE POWER
-0-
	8	SHARED DISPOSITIVE POWER 15,749,769
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,749,769
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11		PERCENT OF CLASS REPRESENTED IN ROW (9)
19.2%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00253U305	13G	Page 5 of 8 Pages

Item 1.
(a)	Name of Issuer AASTROM BIOSCIENCES, INC.

(b)	Address of Issuer’s Principal Executive Offices 24 FRANKL LLOYD WRIGHT DR, PO BOX 37, ANN ARBOR MI 48106

Item 2.
(a)
Name of Person Filing
1) EASTERN CAPITAL LIMITED
Eastern Capital Limited is a direct wholly owned subsidiary of Portfolio Services Ltd., a Cayman Islands company.

2) PORTFOLIO SERVICES LTD.
Portfolio Services Ltd. is a holding company which owns all of the outstanding shares of Eastern Capital Limited, a Cayman Islands company.

3) KENNETH B. DART
Mr. Dart is the beneficial owner of all of the outstanding shares of Portfolio Services Ltd., which in turns owns all the outstanding shares of Eastern Capital Limited.

(b)
Address of the Principal Office or, if none, residence
1) 10 Market Street, #773
Camana Bay
Grand Cayman, KY1-9006  CAYMAN ISLANDS

2) 10 Market Street, #773
Camana Bay
Grand Cayman, KY1-9006  CAYMAN ISLANDS

3) P.O. Box 31300
Grand Cayman, KY1-1206  CAYMAN ISLANDS

(c)	Citizenship 1) CAYMAN ISLANDS 2) CAYMAN ISLANDS 3) BRITISH OVERSEAS TERRITORY CITIZEN CAYMAN ISLANDS

(d)	Title of Class of Securities Common Stock, No par value per share

(e)	CUSIP Number 00253U305

CUSIP No. 00253U305	13G	Page 6 of 8 Pages

Item 3. If this statement is filed pursuant to §§240.13d1(b) or 240.13d 2(b) or (c), check whether the person filing is a:

(a)	¨	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	¨	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	¨	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	¨	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	¨	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	¨	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	¨	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	¨	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	¨	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	¨	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The percentage ownership noted in this Schedule 13G is based on 74,664,079 shares outstanding as of August 13, 2013 as reported in the Issuer Form 424B5 filed with the SEC on August 14, 2013, plus 7,250,000 shares underlying warrants to purchase shares of the Issuer common stock held by Eastern Capital Limited that are currently exercisable.

As of the date of this filing, Eastern Capital Limited, Portfolio Services Ltd. and Mr. Dart beneficially own in the aggregate the following:

(a)	Amount beneficially owned: 15,749,769

(b)	Percent of class: 19.2%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote 0

	(ii)	Shared power to vote or to direct the vote 15,749,769

	(iii)	Sole power to dispose or to direct the disposition of 0

	(iv)	Shared power to dispose or to direct the disposition of 15,749,769

Instruction. For computations regarding securities which 3(d)(1).represent a right to acquire an underlying security see §240.13d

CUSIP No. 00253U305	13G	Page 7 of 8 Pages

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ¨.

Instruction. Dissolution of a group requires a response to this item.
Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable
Item 8. Identification and Classification of Members of the Group. Not Applicable
Item 9. Notice of Dissolution of Group. Not Applicable

Item 10.  Certification.

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00253U305	13G	Page 8 of 8 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EASTERN CAPITAL LIMITED

August 23, 2013 Date

/s/ Kenneth B. Dart
Signature

Kenneth B. Dart, Director Name/Title

PORTFOLIO SERVICES LTD.
August 23, 2013 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart, Director Name/Title

KENNETH B. DART
August 23, 2013 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart Name/Title